Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2008 First Quarter

➢	2008 First Quarter Worldwide Net Revenue Increased 6% to $5.7 Billion and Reported Diluted Earnings per Share Decreased 3% to $0.89. Diluted Earnings per Share, Before Certain Significant Items, was $0.94, equivalent to the $0.94 in the 2007 First Quarter

➢	Reaffirms Full Year Pro Forma Diluted Earnings per Share Guidance of $3.35 to $3.49

➢	Gains FDA Approval for Pristiq for Depression and Xyntha for Hemophilia A; Relistor for Opioid-Induced Constipation Approved in Canada

➢	Worldwide Growth of Nutritional Business Leads to a New Manufacturing Site in China and Expansion of Other Facilities

Madison, N.J., April 22, 2008 - Wyeth (NYSE: WYE) today reported results for the 2008 first quarter ended March 31, 2008. Worldwide net revenue increased 6% to $5.7 billion for the 2008 first quarter. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 1% for the 2008 first quarter.

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Wyeth (Continued)

“We are pleased with a solid start to 2008 and, despite the significant negative impact from launches of infringing generic versions of Protonix, are on track to meet our full year pro forma diluted earnings per share guidance of $3.35 to $3.49. We are encouraged by the performance of our biotech business, our diverse product portfolio and the international sales growth of our three divisions,” said Bernard Poussot, Wyeth’s President and Chief Executive Officer. “We also had three new product approvals during the quarter: Pristiq for depression, Xyntha for Hemophilia A and Relistor, in Canada, for opioid-induced constipation. At the same time, we are taking the necessary steps to transform our business going forward.”

2008 First Quarter Product Highlights

Net revenue from Wyeth’s principal products for the 2008 first quarter together with the percentage changes from the comparable period in the prior year are presented in the following table:

	(UNAUDITED)
	Three Months Ended 3/31/2008
Principal Products	($ in Millions)	Increase/(Decrease)

Effexor	$1,021	15%

Prevnar	706	14%

Enbrel (outside the U.S. and Canada)	606	36%

Nutrition	411	19%

Alliance Revenue (1)	369	21%

Zosyn/Tazocin	342	22%

Premarin family	276	15%

Protonix family(2)	159	(66)%

Centrum	188	18%

Advil	172	8%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the United States and Canada), Altace and the CYPHER stent.
(2)	Protonix family reflects revenue from both the branded product and Wyeth’s own generic version.

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Wyeth (Continued)

Product Highlights

ENBREL® continued to post strong revenue growth during the 2008 first quarter.  Enbrel sales in the United States and Canada are scheduled to be reported by Wyeth’s marketing partner, Amgen Inc., on April 24, 2008. Wyeth has exclusive rights to Enbrel outside the United States and Canada.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel is the leading biotechnology product in the world today and ranks fifth among the top pharmaceutical products worldwide by sales.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease (IPD) in both infants and young children, is the world’s best selling vaccine. Prevnar is available in 87 countries worldwide and now is included in 23 national immunization programs (NIPs), with several additional countries announcing intentions to initiate NIPs. A study published in the February 15, 2008 issue of the Centers for Disease Control and Prevention’s Morbidity and Mortality Weekly Report found that Prevnar has had broad public health impact since its introduction in the United States in 2000, including a 98 percent decline of vaccine-type IPD and 77 percent decline in overall IPD in infants and young children through 2005 compared with a pre-vaccine baseline.

EFFEXOR® (Effexor and Effexor XR) continues to be the number one global antidepressant in sales and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder.

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Wyeth (Continued)

Wyeth Nutrition continued its strong performance during the 2008 first quarter driven by outstanding results from key emerging markets, particularly China. Also during the quarter, the Company announced plans to continue with its $500 million capital investment in the Asia/Pacific region with a new manufacturing site in China and ongoing expansion of its facilities in Singapore and the Philippines.

Sales in the 2008 first quarter of PROTONIX® (pantoprazole sodium), Wyeth’s branded proton pump inhibitor indicated for gastroesophageal reflux disease, were adversely affected by the “at risk” launch of generic pantoprazole tablets in the United States by Teva Pharmaceuticals USA, Inc. (Teva) on December 21, 2007, and the subsequent “at risk” launch of Sun Pharmaceutical Industries, Ltd.’s (Sun) generic pantoprazole tablets. On January 29, 2008, Wyeth and its business partner, Nycomed GmbH, announced the U.S. launch of Wyeth’s own generic version of Protonix tablets. However, sales of Wyeth’s own generic have not, and cannot, offset the substantial harm caused by the launch of infringing generics. The Company believes the Protonix compound patent is strong and will continue to vigorously pursue its litigation against Teva, Sun and other infringing generics. Wyeth will seek to recover its lost profits and other damages resulting from the infringing sales by Teva and Sun, and will continue to seek court orders against infringement of this patent.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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Wyeth (Continued)

New Product Update

Wyeth gained three key new product approvals during the 2008 first quarter. In February, the U.S. Food and Drug Administration (FDA) approved XYNTHATM (Antihemophilic Factor [Recombinant], Plasma/Albumin-Free), a recombinant factor VIII product, for patients with hemophilia A for both the control and prevention of bleeding episodes and surgical prophylaxis. Xyntha is manufactured and formulated using an albumin-free process and state-of-the-art nanofiltration technology. It is also the only recombinant factor VIII product to utilize an entirely non-human and non-animal based purification process.

In addition, in February, the FDA approved PRISTIQTM (desvenlafaxine), a structurally novel, once-daily serotonin-norepinephrine reuptake inhibitor, to treat adult patients with major depressive disorder. Wyeth began to ship Pristiq into commercial channels in April 2008.

Additionally, in March, RELISTORTM (methylnaltrexone) for subcutaneous use was approved in Canada for the treatment of opioid-induced constipation in patients with advanced illness receiving palliative care. Health Canada’s decision regarding Relistor marks the first regulatory approval of this novel medication anywhere in the world.

2008 First Quarter Results

Net revenue increased 6% in the 2008 first quarter primarily driven by our core products, Enbrel, Prevnar and Nutritionals, and the favorable impact of foreign exchange. Sales of Effexor and the PREMARIN® family of products also increased in this quarter, benefiting from price increases since the first quarter of 2007, as well as supply constraints in the first quarter of 2007. Protonix family sales substantially declined due to generic competition.

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Wyeth (Continued)

Selling, general and administrative expenses for the 2008 first quarter, excluding certain significant items, increased 8%, and 3% excluding the impact of foreign exchange, versus the first quarter of 2007. This increase is primarily due to a significantly lower spending rate in the 2007 first quarter versus the other 2007 quarters. Excluding the effects of certain significant items and foreign exchange, selling, general and administrative expenses for the full year are projected to decrease by 2% versus 2007.

Research and development expenses for the 2008 first quarter, excluding certain significant items, increased 9% due to higher late stage clinical trial spending, as well as a lower spend rate in the 2007 first quarter versus the other 2007 quarters. For the full year, we project research and development costs, excluding certain significant items, to be up slightly versus 2007 levels.

The 2008 first quarter tax rate, excluding certain significant items, increased to 31.1% from 28.2% in the 2007 first quarter. The tax rate for the 2008 first quarter was greater than the expected tax rate for the full year due primarily to Congress not yet renewing legislation for the U.S. Research and Development Tax Credit, which expired in December 2007.

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Wyeth (Continued)

Net income and diluted earnings per share for the 2008 first quarter were $1,196.9 million and $0.89, respectively, compared with $1,254.1 million and $0.92 for the 2007 first quarter. The 2008 first quarter results included net charges of $81.0 million ($69.7 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives. The 2007 first quarter results included productivity initiatives charges of $42.6 million ($29.5 million after-tax or $0.02 per share-diluted). Net income and diluted earnings per share, before these certain significant items, for the 2008 first quarter were $1,266.6 million and $0.94, respectively, compared with $1,283.6 million and $0.94 for the 2007 first quarter.

Productivity Initiatives

In 2008, the Company continued its productivity initiatives by launching Project Impact, a company-wide program designed to address short-term fiscal challenges, particularly the significant loss of sales and profits resulting from the launch of generic versions of Protonix. Longer-term, Project Impact will include strategic actions transforming our business to fundamentally change how we conduct business across the entire Company and to adapt to the continuously changing environment. The 2008 first quarter net charges included expenses of $185.6 million, primarily for severance and other employee-related costs associated with a reduction in workforce of approximately 6% by year end, many of which were selling and marketing personnel who supported Protonix. These expenses were offset, in part, by a $104.6 million gain on the sale of a Japanese manufacturing facility. The 2007 first quarter included expenses of $42.6 million, primarily related to manufacturing site network consolidation initiatives.

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Wyeth (Continued)

To assist in performing first quarter comparisons, a pro forma presentation, which excludes our productivity initiatives, is provided under “Results of Operations – As Adjusted”.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 3/31/2008
Net Revenue by Reportable Segment	($ in Millions)	Increase

Pharmaceuticals	$4,759	6%

Consumer Healthcare	675	10%

Animal Health	277	—

Consolidated Total	$5,711	6%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 6% for the 2008 first quarter due primarily to higher sales of Effexor, Enbrel, Prevnar, Nutrition products, the Premarin family of products and ZOSYN®. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of the Protonix family of products due to generic competition. Alliance revenue increased 21% to $369.0 million for the 2008 first quarter due to an increase in Enbrel alliance revenue, which was offset, in part, by lower alliance revenue associated with sales of the CYPHER stent and Altace. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 1% for the 2008 first quarter.

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Wyeth (Continued)

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 10% for the 2008 first quarter due primarily to an increase in sales of Centrum®, Advil® and Caltrate®, partially offset by lower sales of Robitussin®, due, in part, to the voluntary recall and replacement program initiated during the 2007 third quarter in connection with the redesign of dosing cups, as well as lower sales of Alavert® and Dimetapp®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 4% for the 2008 first quarter.

Animal Health

Worldwide Animal Health net revenue for the 2008 first quarter was consistent with the 2007 first quarter. Higher sales of poultry and livestock products were offset by lower sales of equine and companion animal products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue decreased 6% for the 2008 first quarter.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

 (In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended
	3/31/2008	3/31/2007
Net Revenue	$5,710,649	$5,368,686

Cost of Goods Sold	1,562,013	1,474,511

Selling, General and Administrative Expenses	1,722,213	1,512,539

Research and Development Expenses	839,377	750,732

Interest Income, Net	(27,456)	(14,800)

Other Income, Net	(143,485)	(99,636)

Income before Income Taxes	1,757,987	1,745,340

Provision for Income Taxes	561,040	491,236

Net Income	$1,196,947	$1,254,104

Basic Earnings per Share	$0.90	$0.93

Average Number of Common Shares Outstanding During Each Period - Basic	1,335,207	1,342,884

Diluted Earnings per Share	$0.89	$0.92

Average Number of Common Shares Outstanding during Each Period - Diluted	1,360,311	1,375,275

 See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three months ended March 31, 2008 and 2007, adjusted, where noted below, to exclude charges, which are considered certain significant items during the 2008 and 2007 first quarter.

The comparative results of operations – as adjusted are as follows:

 (In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended
	3/31/2008	3/31/2007
Net Revenue	$5,710,649	$5,368,686

Cost of Goods Sold	1,496,085	1,445,455

Selling, General and Administrative Expenses	1,621,639	1,499,061

Research and Development Expenses	820,264	750,666

Interest Income, Net	(27,456)	(14,800)

Other Income, Net	(38,830)	(99,636)

Income before Income Taxes	1,838,947	1,787,940

Provision for Income Taxes	572,390	504,336

Net Income	$1,266,557	$1,283,604

Basic Earnings per Share	$0.95	$0.96

Average Number of Common Shares Outstanding During Each Period - Basic	1,335,207	1,342,884

Diluted Earnings per Share	$0.94	$0.94

Average Number of Common Shares Outstanding during Each Period - Diluted	1,360,311	1,375,275

 See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Notes to Results of Operations and Results of Operations – As Adjusted

(1)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional shares of common stock (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes related to these debentures was $7,071 for the 2008 first quarter compared with $7,872 for the 2007 first quarter.

(2)	Other income, net included royalty income for the 2008 and 2007 first quarter of $55,758 and $76,964, respectively.

(3)	Certain significant items, which have been described under “Productivity Initiatives,” have been excluded from the results of operations – as adjusted for the 2008 and 2007 first quarter as follows:

	(UNAUDITED)
	Three Months Ended
(In thousands, except per share amounts)	3/31/2008	3/31/2007

Cost of Goods Sold	$65,900	$29,100

Selling, General and Administrative Expenses	100,600	13,500

Research and Development Expenses	19,100	—

Total Productivity Initiatives Charges(a)	185,600	42,600

Other Income, Net(b)	(104,600)	—

Net Productivity Initiatives Charges	$81,000	$42,600

Net Productivity Initiatives Charges, After-Tax	$69,700	$29,500

Decrease in Diluted Earnings per Share	$0.05	$0.02

(a)	2008 first quarter total charges are primarily severance and other employee-related costs associated with an approximately 6% reduction in workforce. 2007 first quarter charges were primarily related to manufacturing site network consolidation initiatives.

(b)	Other income, net represents the net gain on the sale of a Japanese manufacturing facility.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release and on the related conference call that are not historical facts, including the reaffirmation of our 2008 financial guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, the reaffirmation of our 2008 financial guidance is based in part on key assumptions regarding, among other things, the impact of generic pantoprazole tablets on sales of Protonix, achievement of cost reductions relating to Project Impact, the timing and impact of potential generic competition for Zosyn and Effexor XR, and continued growth in sales of certain of our principal products, including Prevnar, Enbrel and our Nutrition business. If the assumptions underlying our 2008 financial guidance prove incorrect, our actual results could differ materially from our guidance. In addition, the statements in this press release and on the related conference call regarding development and regulatory timelines for our pipeline products are subject to risks and uncertainties related to both the timing and success of regulatory submissions and review and decisions by regulatory authorities, including the possibility that regulatory authorities will not agree with our assessments of clinical data or the sufficiency of regulatory submissions, will require additional clinical trials or other data, will take longer to review our submissions than we expect, or will determine not to approve our applications. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these

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Wyeth (Continued)

risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8 a.m. Eastern Daylight Time today. The purpose of the call is to review the financial results of the Company for the 2008 first quarter. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink.

Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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